Exhibit 99.1
AFC Reports Financial Performance for Second Quarter 2006
ATLANTA, Aug. 16 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, reported results for its fiscal second quarter which ended July 9, 2006.
     Second quarter 2006 highlights included:
     • Total global system-wide sales increased 4.0 percent, compared to the second quarter of 2005.
     • Total domestic same-store sales were up 2.2 percent.
     • Total revenues decreased $1.0 million to $34.4 million for the second quarter of 2006, compared to the second quarter of 2005.
          - Company-operated restaurant revenue declined by $1.3 million primarily due to fewer company-operated restaurants as a result of Hurricane Katrina, partially offset by the acquisition of 13 franchised restaurants and positive same-stores sales.
          - Franchise revenue increased by $0.3 million principally due to an increase in domestic same-store sales and sales from new franchised restaurants.
     • General and administrative expenses decreased by $1.5 million to $11.1 million, compared to the second quarter of 2005.
     • Operating profit was $10.6 million for the second quarter of 2006, compared to an operating profit of $7.7 million for the second quarter of 2005.
     • The Company reported net income of $5.1 million, or $0.17 per diluted share, for the second quarter of 2006.
     • The Company repurchased over 654,000 shares of common stock for approximately $8.7 million during the second quarter of 2006, and reduced the 2005 Credit Facility by $4.4 million.
AFC Chief Executive Officer Kenneth Keymer stated “We are pleased with our second quarter earnings. The solid operating results of our business reflect our continued emphasis on food-focused messaging, new restaurant openings, and operational excellence initiatives to accelerate growth.”
“Popeyes total domestic same-store sales were up 2.2 percent for the quarter, representing our eighth consecutive quarter of positive same-store sales growth. During the quarter we had a strong response to our limited time offers (LTOs), including our Firecracker Shrimp offering in May and our new Cajun Spicy Chicken Wing promotion in June. As we have seen in the last two quarters, our average check continues to benefit from our increased large box and combo meal sales primarily driven by our improved menu panels. Popeyes transactions were down 2.7 percent for the quarter. This decline was primarily attributable to a decline in our lunch daypart traffic as higher gasoline prices and other economic pressures adversely impact the discretionary income of our customers. We believe by continuing to offer a high quality, highly differentiated product while integrating stronger value incentives, we will be better positioned to address these economic challenges. Our full year guidance for domestic same-stores sales remains consistent with our previous guidance of 2.0-3.0 percent growth.”
“As we ended the second fiscal quarter in July, we rolled out our first flight of national cable advertisements asking consumers to “take the Popeyes National Flava Challenge” featuring 5-piece and 9-piece bone-in chicken value offerings. This creative theme strategically positioned Popeyes as the flavor leader in our category and challenged customers to compare our quality to that of our competitors. Initial results of this national cable advertisement test flight were favorable, especially in less penetrated markets with low local media efficiency.”
“We are also pleased with our new restaurant opening progress. During the second quarter we opened an additional 33 restaurants bringing our year-to- date new global openings to 66 restaurants. Our new opening pipeline continues to improve, positioning high quality projects to open during the balance of 2006 and 2007.”
“The Popeyes system continues to remain focused on improving operations. By the end of the second quarter we had converted approximately 100 restaurants to our Heritage image bringing the total system to over 65% in the new image. We continue to be on track for re-imaging the entire system by year-end 2008.”

Second Quarter Performance Review
During the second quarter of 2006, total system-wide sales increased by 4.0 percent, compared to the second quarter of 2005. This growth included a 4.4 percent increase, to $374.8 million, in franchisee sales for total domestic and international franchised restaurants. This increase in franchisee sales was partially offset by a decline of $1.3 million, to $14.6 million, in sales by company-operated restaurants.
Total revenues of the Company for the second quarter of 2006 were $34.4 million, a $1.0 million decrease compared to the second quarter of 2005. This decrease was principally due to a $1.3 million decline in sales by company- operated restaurants which was partially offset by a $0.3 million increase in franchise revenues. The decline in company-operated restaurant sales in the second quarter of 2006 was attributable to the loss of approximately $5.5 million of sales at company-operated restaurants in New Orleans which remain closed as a result of Hurricane Katrina. This decline was partially offset by an increase in revenue of $3.0 million from the 13 franchised restaurants the Company acquired in the Memphis and Nashville, Tennessee markets, and $1.6 million attributable to company-operated same-store sales growth of 13.1 percent. The increase in franchise revenues was primarily driven by domestic franchise same-store sales growth of 1.8 percent and sales from new franchised restaurants.
General and administrative expenses were $11.1 million in the second quarter of 2006 representing a $1.5 million decline compared to the second quarter of 2005. The net decrease was principally associated with the reduction in costs associated with the transition of the AFC corporate center. General and administrative expenses for the second quarter of 2006 included $0.7 million for stock option expenses and restricted stock awards to existing employees, $0.7 million for spice royalty expense, $0.7 million for rental expense, $0.2 million of expenses associated with information technology and accounting transition costs, and $0.3 million for national cable television advertising.
Projections for total general and administrative expenses for the full year remain unchanged at $46-$48 million. This figure includes approximately $3.0-$3.5 million for stock options and restricted stock awards, approximately $3.0 million for spice royalty expense, $3.0-$3.5 million for rental expense, $1.0-$1.5 million for information technology and accounting transition costs, and $0.7 million for national cable television advertising.
Operating profit was $10.6 million in the second quarter of 2006, compared to an operating profit of $7.7 million in the same period of 2005. This improvement was primarily due to a decline of $1.5 million in general and administrative expenses as described above, and a $1.3 million increase in other income primarily related to the net gain on the purchase and subsequent sale of certain restaurants which had previously been consolidated as part of AFC’s adoption of Financial Accounting Standard Board Interpretation No. 46, commonly known as FIN 46R.
The Company reported net income of $5.1 million, or $0.17 per diluted share, in the second quarter of 2006, a $0.2 million increase from the second quarter of 2005. This increase was primarily due to a $2.9 million increase in operating profit and a $0.4 million increase from discontinued operations which was partially offset by a $3.0 million increase in income tax expense.
In the second quarter of 2006, the Company’s term loan component of the credit facility was reduced by $4.4 million to $156.2 million, and the Company repurchased 654,362 shares of its common stock for approximately $8.7 million.
As of August 4, 2006, there were approximately 29.2 million shares of the Company’s common stock outstanding.
As previously stated on June 28, 2006, the Company announced that its Board of Directors approved an extension of its stock repurchase program by an additional $50 million. This expanded multi-year program is subject to the limitations of the Company’s “2005 Credit Facility.” Although there can be no assurance as to the number of shares the Company will repurchase, under those limitations, the Company would have the ability to repurchase up to approximately $7.0 million of additional shares during the remainder of fiscal year 2006.
During the quarter, the Popeyes system opened 33 restaurants, compared to 24 total system-wide openings during the same period in 2005. New openings for the second quarter of 2006 included 19 restaurants domestically and 14 restaurants internationally. Popeyes’ guidance for new openings remains consistent with previous guidance of 130-140 restaurants, with domestic openings comprising over 60 percent of the total amount.
Popeyes had 25 restaurant closures in the second quarter of 2006, consisting of 11 units domestically and 14 units internationally (of which 13 units were in Korea). The Company now estimates full year 2006 restaurant closures to be approximately 90 restaurants which is an increase from previous guidance of 65-75 restaurant closures. This increase is primarily due to additional restaurant closures projected to occur in Korea.

On a system-wide basis, Popeyes had 1,846 units operating at the end of the second quarter of 2006. Total unit count was comprised of 1,509 domestic units and 337 units in Puerto Rico, Guam and 24 foreign countries. This total unit count represented 1,796 franchised and 50 company-operated restaurants.
As of August 6, 2006, the Company had 16 company-operated restaurants open and operating in New Orleans. The Company continues to expect a total of 18- 22 company-operated restaurants to be open and operating in New Orleans by year end 2006.
Keymer concluded, “We are pleased with our performance for the first half of 2006 and our management team continues to remain focused on driving results while continuing efforts to accelerate future growth.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on August 17, 2006, to review the results of the second quarter of 2006 and to provide an update on the overall business. To access the Company’s webcast, go to http://www.afce.com, select “Investor Information” and then select “AFC Enterprises Second Quarter 2006 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of July 9, 2006, Popeyes had 1,846 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at http://www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com

Media inquiries:
Alicia Thompson, Vice President,
Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of July 9, 2006 and December 25, 2005
(In millions, except share data)

ASSETS	07/09/06	12/25/05
Current assets:
Cash and cash equivalents	$2.7	$8.2
Short-term investments	—	30.8
Accounts and current notes receivable, net	11.5	16.9
Prepaid income taxes	17.4	31.4
Other current assets	18.4	16.4
Total current assets	50.0	103.7
Long-term assets:
Property and equipment, net	38.1	37.1
Goodwill	11.6	9.6
Trademarks and other intangible assets, net	52.7	43.9
Other long-term assets, net	19.7	18.4
Total long-term assets	122.1	109.0
Total assets	$172.1	$212.7

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$24.2	$26.1
Other current liabilities	9.4	22.4
Current debt maturities	11.4	14.8
Total current liabilities	45.0	63.3
Long-term liabilities:
Long-term debt	148.7	176.6
Deferred credits and other long-term liabilities	24.9	21.5
Total long-term liabilities	173.6	198.1
Total liabilities	218.6	261.4
Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,244,414 and 30,001,877 shares issued and outstanding at July 9, 2006 and December 25, 2005, respectively)	0.3	0.3
Capital in excess of par value	157.0	167.8
Notes receivable from officers, including accrued interest	—	(1.1)
Accumulated deficit	(205.9)	(216.8)
Accumulated other comprehensive income	2.1	1.1
Total shareholders’ deficit	(46.5)	(48.7)

Total liabilities and shareholders’ deficit	$172.1	$212.7

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/09/2006	7/10/2005	7/09/2006	7/10/2005
Revenues:
Sales by company-operated restaurants	$14.6	$15.9	$30.7	$37.3
Franchise revenues	18.6	18.3	43.5	41.5
Other revenues	1.2	1.2	2.8	2.9
Total revenues	34.4	35.4	77.0	81.7

Expenses:
Restaurant employee, occupancy and other expenses	7.8	8.5	16.1	19.4
Restaurant food, beverages and packaging	4.7	5.2	9.9	12.1
General and administrative expenses	11.1	12.6	26.1	35.0
Depreciation and amortization	1.6	1.5	3.4	4.0
Other expenses (income), net	(1.4)	(0.1)	(1.8)	21.2
Total expenses	23.8	27.7	53.7	91.7

Operating (loss) profit	10.6	7.7	23.3	(10.0)
Interest expense, net	2.5	2.4	6.3	1.9

Income (loss) before income taxes and discontinued operations	8.1	5.3	17.0	(11.9)
Income tax expense (benefit)	3.1	0.1	6.3	(6.3)

Income (loss) before discontinued operations	5.0	5.2	10.7	(5.6)
Discontinued operations, net of income taxes	0.1	(0.3)	0.2	156.6

Net income	$5.1	$4.9	$10.9	$151.0

Basic earnings per common share:
Income (loss) before discontinued operations	$0.17	$0.18	$0.36	$(0.19)
Discontinued operations, net of income taxes	0.01	(0.01)	0.01	5.38
Net income	$0.18	$0.17	$0.37	$5.19

Diluted earnings per common share:
Income (loss) before discontinued operations	$0.16	$0.17	$0.35	$(0.19)
Discontinued operations, net of income taxes	0.01	(0.01)	0.01	5.38
Net income	$0.17	$0.16	$0.36	$5.19

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	28 Weeks Ended
	07/09/06	07/10/05
Cash flows provided by (used in) operating activities:
Net income	$10.9	$151.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	(0.2)	(156.6)
Depreciation and amortization	3.4	4.0
Asset write downs	—	0.7
Net (gain) loss on sales and disposal of assets	(1.6)	(1.2)
Deferred income taxes	(0.1)	26.7
Non-cash interest, net	0.7	2.4
Recovery for credit losses	(0.1)	(0.2)
Excess tax benefits from stock-based compensation	(1.2)	—
Stock-based compensation expense	1.4	1.1
Change in operating assets and liabilities:
Accounts receivable	5.2	0.8
Prepaid income taxes	15.3	25.9
Other operating assets	0.7	5.4
Accounts payable and other operating liabilities	(11.3)	(108.8)
Net cash provided by (used in) operating activities of continuing operations	23.1	(48.8)
Net cash (used in) operating activities of discontinued operations	—	(4.6)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(2.4)	(2.3)
Proceeds from dispositions of property and equipment	3.0	3.1
Proceeds from the sale of Church’s, net	—	368.0
Acquisition of franchised restaurants	(8.8)	(2.2)
Purchases of short-term investments	(2.5)	(247.0)
Sales and maturities of short-term investments	33.3	187.8
Other, net	0.4	0.6
Net cash provided by investing activities	23.0	308.0

Cash flows provided by (used in) financing activities:
Proceeds from 2005 Credit Facility	—	190.0
Principal payments — 2005 Credit Facility (term loans)	(33.3)	—
Principal payments — 2002 Credit Facility, net	—	(90.3)
Principal payments — other notes (including VIEs)	(1.3)	(0.1)
Decrease in bank overdrafts, net	—	(5.2)
Increase in restricted cash	(1.9)	(2.8)
Debt issuance costs	—	(3.5)
Dividends paid	—	(352.9)
Proceeds from exercise of employee stock options	5.7	11.7
Excess tax effects from stock-based compensation	1.2	—
Stock repurchases	(21.7)	—
Other, net	(0.3)	(2.5)
Net cash (used in) financing activities	(51.6)	(255.6)

Net decrease in cash and cash equivalents	(5.5)	(1.0)
Cash and cash equivalents at beginning of year	8.2	13.0
Cash and cash equivalents at end of quarter	$2.7	$12.0

			Year to	Year to
	Q2 Ended	Q2 Ended	Date	Date
Total Same-Store Sales	7/09/06	7/10/05	7/09/06	7/10/05
Company-operated	13.1%	4.0%	18.5%	3.6%
Franchised [a]	1.8%	1.8%	3.9%	2.3%
Total Domestic	2.2%	1.9%	4.4%	2.3%
International [b]	(2.8%)	(3.3%)	(4.0%)	(3.1%)
Total Global	1.7%	1.4%	3.6%	1.8%
Total Franchised [a and b]	1.3%	1.2%	3.2%	1.8%

New Unit Openings
Company-operated	1	1	1	1
Franchised	18	16	41	29
Total Domestic	19	17	42	30
International	14	7	24	21
Total Global	33	24	66	51
Unit Count
Company-operated	50	57	50	57
Franchised	1,459	1,430	1,459	1,430
Total Domestic	1,509	1,487	1,509	1,487
International	337	340	337	340
Total Global	1,846	1,827	1,846	1,827

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Hurricane Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2005 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.